Exhibit 99.1

News Release

TD SYNNEX Announces CFO Transition

FREMONT, Calif., & CLEARWATER, Fla. – October 2, 2025 – TD SYNNEX (NYSE: SNX), a leading global distributor and solutions aggregator for the IT ecosystem, today announced that David Jordan, Senior Vice President, Americas CFO and Head of Investor Relations has been named Executive Vice President and CFO He replaces Marshall Witt, who is leaving the company to assume a role outside the organization.

“David’s deep knowledge of our business, proven leadership of our Americas finance organization, and strong relationships with vendors, customers and investors make him exceptionally well-suited to take on the CFO role,” said Patrick Zammit, Chief Executive Officer. “David’s entrepreneurial mindset will continue to help us drive clarity, discipline and insight as we continue to execute our strategic priorities and vision.”

Jordan, who has served as Americas CFO since 2021, joined TD SYNNEX in 2014 and has held a variety of senior finance roles across the organization. David brings to the role strong commercial acumen, M&A experience and focus on capital optimization, along with a deep experience in financial planning, investor engagement and operational leadership.

“On behalf of the entire leadership team and Board, I want to thank Marshall for his many contributions and wish him the very best in his next chapter,” Zammit added. “Marshall has been a steady and strategic leader throughout his tenure, playing an integral role in guiding our company through complex transitions and positioning us for long-term success.”

About TD SYNNEX

TD SYNNEX (NYSE: SNX) is a leading global distributor and solutions aggregator for the IT ecosystem. We are an innovative partner helping more than 150,000 customers in 100+ countries to maximize the value of technology investments, demonstrate business outcomes and unlock growth opportunities. Headquartered in Clearwater, Florida, and Fremont, California, TD SYNNEX’s 23,000 co-workers are dedicated to uniting compelling IT products, services and solutions from 2,500+ best-in-class technology vendors. Our edge-to-cloud portfolio is anchored in some of the highest-growth technology segments including cloud, cybersecurity, big data/analytics, AI, IoT, mobility and everything as a service. TD SYNNEX is committed to serving customers and communities, and we believe we can have a positive impact on our people and our planet, intentionally acting as a respected corporate citizen. We aspire to be a diverse and inclusive employer of choice for talent across the IT ecosystem. For more information, visit www.TDSYNNEX.com, follow our newsroom or follow us on LinkedIn, Facebook and Instagram.

Copyright 2025 TD SYNNEX Corporation. All rights reserved. TD SYNNEX, the TD SYNNEX Logo, and all other TD SYNNEX company, product and services names and slogans are trademarks of TD SYNNEX Corporation. Other names and trademarks are the property of their respective owners.

Media Contact

Bobby Eagle

Global Corporate Communications

727-538-5864

bobby.eagle@tdsynnex.com